Exhibit 99.1

7100 Holladay Tyler Road, Suite 300 • Glenn Dale,
Maryland 20769 • Tel: 301-352-8800 • Fax: 301-352-8818

TVI Corporation Announces Third-Quarter

2005 Financial Results

Government Spending Environment Remains Challenging;

Improved Outlook for the Fourth Quarter

GLENN DALE, MD – November 9, 2005 – TVI Corporation (NASDAQ: TVIN), a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies, today announced its financial results for the third quarter ended September 30, 2005.

Third-Quarter 2005 Results

•	Revenue decreased to $7.0 million from $9.3 million for the third quarter of 2004 and $7.6 million in the second quarter of 2005.

•	Net income was $1.0 million, or $0.03 per diluted share, compared with $1.5 million, or $0.05 per diluted share, reported for the third quarter of 2004, and $1.1 million, or $0.03 per diluted share reported for the second quarter of 2005.

•	Operating income was $1.8 million, compared with $2.2 million for the third quarter of 2004 and $1.7 million in the second quarter of 2005.

•	Cash and short-term investments totaled $15.0 million at September 30, 2005 compared with $13.0 million at December 31, 2004.

•	Gross profit margins improved to 57.1% in the third quarter of 2005 from 50.1% in the third quarter of 2004 and 52.8% in the second quarter of 2005.

•	Operating margins increased to 25.7% in the third quarter of 2005 versus 24.2% in the third quarter of 2004 and 22.8% in the second quarter of 2005.

Comments on Third-Quarter Results

“The slowdown in first responder purchasing activity continued to affect TVI’s revenues during the third quarter,” said Richard V. Priddy, President and Chief Executive Officer of TVI Corporation. “The slowdown among first responder agencies occurred at both the state and local levels as organizations awaited further standardization protocols and directives from the Department of Homeland Security and the Federal Emergency Management Agency (FEMA). In addition, virtually all third-quarter spending ceased in the aftermath of the hurricanes that struck the Gulf region as first responder agencies shifted their energies and resources to disaster relief efforts.”

“The government response to the hurricanes brought national attention to FEMA’s difficulties in releasing Homeland Security funds, which has hindered TVI’s sales in the past two quarters. In the near-term, however, attention continues to be focused on recovery from the hurricanes. TVI was awarded three contracts late in the third quarter to assist with first responder efforts in the Gulf region. FEMA, the National Guard and the American Red Cross awarded the Company contracts totaling approximately $2.8 million, which included a variety of TVI products.”

“While sales of our decontamination, surge capacity and infection control lines of business did not meet our expectations in the third quarter, we began to see an increasing interest in these products due to rising concerns over the Avian flu H5N1 virus that has spread from Asia to Europe,” Priddy continued. “We believe the President’s recent request for more than $4 billion for bio-defense activities at the Department of Health and Human Services (HHS) to improve local and state public health systems will translate into increased demand for TVI infection control products. We anticipate that there will be a more integrated approach that involves a number of state agencies in coordinating a proactive response to an Avian flu emergency.”

SafetyTech™ Acquisition

In a separate news release, TVI Corporation today announced that it has acquired privately held SafetyTech™ International, Inc., a leader in the design, development and manufacture of Powered Air Purifying Respirators (PAPRs™) for Chemical, Biological, Radiological and Nuclear (CBRN) protection. Under the terms of the merger agreement, TVI acquired SafetyTech™ International, Inc. for an initial purchase price of approximately $16.9 million, consisting of approximately equal payments of cash and TVI common stock. TVI expects the acquisition to be accretive in the first full quarter of combined operations. Please refer to the Company’s news release regarding the acquisition for further information.

Business Outlook

“As we approach the end of 2005, we are encouraged by our prospects,” said Priddy. “Federal spending dollars and disaster preparation has increased our current backlog to the highest level in the past 18 months. Renewed customer interest in our broad array of products is beginning to build. State agencies, many of whom contributed their decontamination equipment to the hurricane response in the Gulf, are looking to restock and reorder products. Our IRAMs products continue to generate additional sales in the military market.”

“While we have yet to receive National Institute for Occupational Safety and Health (NIOSH) approval for our filter canister products, we remain positive about the outlook for this business, particularly in light of the SafetyTech acquisition,” Priddy said. “We continue to anticipate receiving NIOSH approval for our filter canister products before year-end, and discussions with OEMs are promising. We remain in discussions with the U.S. military for a potential multi-million dollar filter canister contract. In addition, we have begun the submission process for approval of our filter canisters in Europe.”

Conference Call Information

Richard V. Priddy, TVI Corporation’s CEO and President, and George J. Roberts, CFO and Senior Vice President will host a conference call today at 10:00 a.m. ET. To participate in the call, please dial (719) 457-2692 or (800) 310-1961. To listen to the webcast, visit the Company’s website at

www.tvicorp.com prior to the event’s broadcast. Interested parties unable to listen to the live call may access an archived version of the call on TVI’s website. The playback will be available on the website for two months.

About TVI Corporation

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first responder systems for homeland security, hospitals, police and fire departments, the military and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past several years, TVI’s product line has expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a service mark of TVI Corporation. All other company and product names mentioned above are trade names and/or trademarks of their respective owners. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

Contacts:

TVI Corporation
Richard Priddy, President & CEO	(301) 352-8800 x210

Sharon Merrill Associates
Jim Buckley, Executive Vice President	(617) 542-5300

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE-MONTHS ENDED SEPTEMBER 30, 2005 and 2004

(all data in thousands, except per share data)

(Unaudited)

	2005	2004
NET SALES	$7,042	$9,260

COST OF SALES	3,020	4,620

GROSS PROFIT	4,022	4,640

OPERATING EXPENSES
Selling, general and administrative expenses	1,913	2,141
Research and development expenses	300	257

Total operating expenses	2,213	2,398

OPERATING INCOME	1,809	2,242

INTEREST AND OTHER INCOME, NET	69	17

INCOME BEFORE INCOME TAXES	1,878	2,259

PROVISION FOR INCOME TAXES	835	788

NET INCOME	$1,043	$1,471

EARNINGS PER COMMON SHARE - BASIC	$0.034	$0.050

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	30,254	29,524

EARNINGS PER COMMON SHARE - DILUTED	$0.033	$0.048

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	31,734	30,567

TVI CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2005 and 2004

(all data in thousands, except per share data)

(Unaudited)

	2005	2004
NET SALES	$23,532	$28,091

COST OF SALES	10,781	14,012

GROSS PROFIT	12,751	14,079

OPERATING EXPENSES
Selling, general and administrative expenses	5,952	5,792
Research and development expenses	865	725

Total operating expenses	6,817	6,517

OPERATING INCOME	5,934	7,562

INTEREST AND OTHER INCOME, NET	201	45

INCOME BEFORE INCOME TAXES	6,135	7,607

PROVISION FOR INCOME TAXES	2,456	2,803

NET INCOME	$3,679	$4,804

EARNINGS PER COMMON SHARE - BASIC	$0.123	$0.166

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	29,935	28,892

EARNINGS PER COMMON SHARE - DILUTED	$0.118	$0.1574

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	31,214	30,513

TVI CORPORATION

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2005 and DECEMBER 31, 2004

(all data in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,011	$13,054
Accounts receivable less allowance for doubtful accounts	5,706	4,418
Inventories	3,175	1,829
Deferred income taxes	151	227
Other current assets	777	506

Total current assets	24,820	20,034

PROPERTY, PLANT AND EQUIPMENT, NET	3,184	2,506

OTHER ASSETS
Goodwill	554	554
Intangible assets, net	548	148
Other assets	48	48

Total other assets	1,150	750

TOTAL ASSETS	$29,154	$23,290

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$1,908	$1,073
Accrued expenses	2,862	1,857

Total current liabilities	4,770	2,930

TOTAL LIABILITIES	4,770	2,930

MINORITY INTEREST	28	0

STOCKHOLDERS’ EQUITY
Preferred stock $1 par value; 1,200 shares authorized, -0- issued and outstanding	0	0
Common stock $0.01 par value; 98,800 shares authorized, 30,004 and 29,771 shares issued and outstanding in 2005 and 2004, respectively.	301	298
Additional paid in capital	14,947	14,633
Retained earnings	9,108	5,429

TOTAL STOCKHOLDERS’ EQUITY	24,356	20,360

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,154	$23,290

TVI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2005 and 2004

(all data in thousands, except per share data)

(Unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,679	$4,804

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	482	198
Provision for doubtful accounts	69	35
Provision for warranty expense	(317)	(169)
Stock-based compensation	90	0
Changes in assets and liabilities:
(Increase) in accounts receivable	(1,357)	(2,466)
(Increase) decrease in inventories	(1,569)	250
(Increase) decrease in other current assets	(285)	57
Increase in accounts payable	835	373
Increase in accrued expenses	1,322	25

Net cash provided by operating activities	2,949	3,107

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	(421)	(243)
Purchases of property, plant and equipment	(916)	(1,385)

Net cash used in investing activities	(1,337)	(1,628)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	317	428
Minority interest in joint venture	28	0

Net cash provided by financing activities	345	428

NET INCREASE IN CASH	1,957	1,907
Cash and cash equivalents at beginning of year	13,054	7,592

Cash and cash equivalents at end of interim period	$15,011	$9,499